Exhibit 99.2

RadNet, Inc.
First Quarter 2010 Earnings Conference Call
May 10, 2010

Operator:  Please stand by.  Good day, ladies and gentlemen.  Welcome to the RadNet Incorporated First Quarter 2010 Earnings conference call.  At this time, all participants are in a listen-only mode.  Following the presentation, we will conduct a question and answer session.  Instructions will be provided at that time for you to queue up for questions.

I would like to remind everyone that today’s conference is being recorded and would now like to turn the conference over to Mr. Alan Sheinwald of Alliance Advisors.  Please go ahead, sir.

Alan Sheinwald:  Thank you, Operator.  Good morning, ladies and gentlemen, and thank you for joining us today to discuss RadNet’s first quarter 2010 earnings results.  On the call this morning is our Company’s Chairman and Chief Executive Officer, Dr. Howard Berger, and our CFO and Executive Vice President, Mr. Mark Stolper.

Before we begin today, I’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995.  This presentation contains forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995.  Specifically, statements concerning anticipated future financial and operating performance, RadNet’s ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists and receiving third party reimbursements for diagnostic imaging services, successfully integrating acquired operations, generation of revenue and adjusted EBITDA of the acquired operations as estimated and identified and achieved potential cost savings, among others, are forward-looking statements within the meaning of the Safe Harbor.

Forward-looking statements are based on management’s current preliminary expectations and are subject to risks and uncertainties which may cause RadNet’s actual results to differ materially from the statements contained herein.  These risks and uncertainties include, among others, problems that may arise in successfully executing the debt refinancing plan, integrating acquisitions, future regulatory or legislative actions in the industry, as well as those risks set forth in RadNet’s reports filed with the SEC from time to time, including RadNet’s annual report on Form 10-K for the year ended December 31st, 2009, Form 10-Q for this current period ended March 31st, 2010.  Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date it is made.  RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

And with that, I’d like to turn the call over to Dr. Howard Berger.  Howard, you may begin.

Dr. Howard Berger:   Thank you, Alan, and good morning, everyone, and thank you for joining us today.  On today’s call, Mark Stolper and I plan to provide you with highlights from our first quarter 2010 results, give you more insight into the factors which affected this performance and discuss our future strategy.  After our prepared remarks, we will open the call to your questions.  I’d like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

The first quarter performance of 2010 was greatly affected by unusually severe weather conditions in the mid-Atlantic and northeastern parts of our country.  As many of you are aware, these regions were hit hard with extraordinary amounts of snow and they experienced blizzard conditions at various times throughout the quarter.  Maryland and Delaware, which historically average between six and seven inches of snow in the month of February, experienced over 45 inches this February.  Similar extraordinary snowfall occurred in New Jersey and the lower part of New York State.  As a result of these unusual weather conditions, we were forced to close the majority of centers in these regions for several days during the quarter, as both patients and our referring physicians were unable to travel.

As much as I’d like to be able to tell you that the lost procedural volume is not lost forever but is simply delayed because we will see these patients in our centers in the future, I cannot.  Unfortunately, when the offices of our referring physicians and our inbound scheduling departments are both closed, scanning days are lost.  Fewer patients entered the healthcare delivery system before, during and after these blizzards, resulting in fewer referrals to our centers.  If there are delayed services from any patients, the recapture of additional scanning volume in our very busy centers is almost imperceptible.

Aside from the unusual weather, we experienced softer volumes than we anticipated throughout our networks, especially in January and February.  Although I cannot tell you with certainty why this was, I’d like to make several observations to perhaps give you a better understanding of what may have occurred.  First, our competitors in our markets, as well as other industry players, also experienced a very slow beginning to 2010.  The acquisition targets we have been analyzing in our core markets, almost without exception, exhibited decreased procedural volumes in the first quarter.  Many were down 5 to 10% on a procedural volume basis from last year’s first quarter.  This is firstly supported by the results recently reported by our major competitor in Maryland, who publicly released very soft revenue and EBITDA metrics last week.

Second, we have been told by our referring physician community that their office visits were significantly lower from the prior year’s first quarter.  As our businesses depended on patient volume being referred to us on a daily basis from thousands of local primary care physicians and specialists, it is not surprising to us that our patient volumes are correlated. Third, we have noted that much of the overall US medical diagnostic industry, including the two largest clinical laboratories exhibited decreased procedural volume in the first quarter. On a national scale, the two largest clinical labs showed decreasing increased testing volumes of between 2.5 and 3.5% from last year’s first quarter.

Although I am merely speculating, we believe that the difficult economic environment is having a greater affect this year with respect to how patients manage their healthcare needs, in particular at the beginning of the calendar year, when many patients have not yet met their annual deductibles.  I simply believe that patients are deferring or foregoing care in favor of retaining money that they would otherwise have to spend on personal healthcare.

We have seen procedural volumes rebound significantly in March and April.  As compared to the volumes we experienced in February on the eastern mid-Atlantic and northeast, we are up about 25% in March and April over the volumes that we experienced in February of this year.  Equally important, the softness that our competitors have experienced has created more consolidation opportunities at multiples that would not be possible in more certain economic times.  In a difficult economy, a challenged reimbursement environment and a market climate where access to capital is scarce, we strongly believe that scale is important.  RadNet will endeavor to consolidate smaller operators, which we believe will make our business more efficient on an operational basis.

On that front, we completed several important strategic acquisitions during and subsequent to the first quarter.  On January 1st, 2010, we completed the acquisition of Union Imaging Center, a multi-modality facility in Union, New Jersey offering MRI, CT, PET/CT, nuclear medicine, mammography, ultrasound and x-ray services.  The Union facility is located in the heart of northern New Jersey, nearby to our existing cluster of facilities.  On April 16th, we completed the previously announced acquisition of Truxtun Medical Group in Bakersfield, California.  Truxtun operates four multi-modality facilities in Bakersfield, a metropolitan statistical area with a population exceeding 800,000 residents in Kern County, California.  Because Truxtun is a long-standing and leading provider of radiology services in that market, our acquisition would provide us with what we believe to be the best platform from which to grow in the Bakersfield area.

During the first quarter, we signed a letter of intent to acquire the New Jersey operations subsidiary of Health Diagnostic, which includes three facilities in Edison, Old Bridge and Green Brook, New Jersey.  The three centers operate a combination of MRI, CT, mammography, ultrasound and x-ray.  Like the Union acquisition, the Health Diagnostic New Jersey centers increases our northern New Jersey market presence and continues to further our multi-modality approach and desire to become indispensable to the health plans, referring physicians and patients whom we serve.

On April 27th, we acquired three multi-modality facilities from the Sonix Medical Resources bankruptcy proceedings in New York.  The facilities are located in Brooklyn, New York; Chatham, New Jersey; and Haddon Heights, New Jersey and operate a combination of MR, CT, mammography, ultrasound, fluoroscopy and related modalities.  The two facilities in New Jersey will enhance our going presence in a state we entered last year and we are… where we are already becoming a force.  I am particularly excited about the acquisition of the Brooklyn facility, which is our first purchase in any borough of New York City.  The acquisition provides us an opportunity to work with Maimonides Medical Center and its radiology group, associations we believe will expand further the Brooklyn marketplace for RadNet.

We will remain committed to acquisitions like these that are leverage neutral or deleveraging and are core to our market penetration strategy.  We will be completing more of these transactions in the upcoming months and benefiting from their financial contribution, potential cost savings, efficiencies and enhanced contracting from our growing core market scale.

At this time, I’d like to turn the call over to Mark Stolper, our Executive Vice President and Chief Financial Officer, to discuss some of the highlights of our first quarter 2010 performance. When he is finished, I will make some closing remarks.

Mark Stolper:  Thank you, Howard, and thank you all for participating in our first quarter 2010 conference call.  I’m now going to briefly review our first quarter performance and attempt to highlight what I believe to be some material items.  I will also give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our first quarter performance.

In my discussion, I will use the term adjusted EBITDA, which is a non-GAAP financial measure.  The Company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations and adjusted for losses or gains on the disposal of equipment, other income or loss, debt extinguishments and non-cash equity compensation.  Adjusted EBITDA includes equity and earnings of unconsolidated operations and subtracts minority interest in subsidiaries and is adjusted for non-cash, unusual or infrequent events that took place during the period.  A full quantitative and qualitative reconciliation of adjusted EBITDA to income from operations is included in our earnings release.

With that said, I’d like now to review our first quarter 2010 results.  For the three months ended March 31st, 2010, RadNet reported revenue and adjusted EBITDA of $124.2 million and $20.5 million, respectively.  Revenue decreased $3.8 million or 3% over the prior year’s same quarter and adjusted EBITDA decreased $5.8 million or 22.1% over the prior year’s same quarter.  The decrease in revenue and adjusted EBITDA from the first quarter of last year was the result of unusually severe weather on the east coast and general softness in volumes, which Dr. Berger addressed in his earlier remarks.  Because the vast majority of our expenses are fixed and were higher relative to the first quarter of 2009 due to acquisitions we completed over the last 12 months, our lower revenue flowed directly through to our adjusted EBITDA and net income line items.

Based upon more normalized per day procedural volumes we experienced in March and April of this year, we estimate that we lost approximately $4.5 million of revenue and approximately $3.5 million of EBITDA in January and February.  For the first quarter of 2010 as compared to the first… of the prior year’s first quarter, MRI volume increased 1.7%, CT volume decreased 6.1% and PET/CT volume decreased 2.2%.  Overall volume, taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography and all other exams, decreased 0.4% over the prior year’s first quarter.

In the first quarter of 2010, we performed 762,114 total procedures.  The procedures were consistent with our multi-modality approach, whereby 78.2% of all the work we did by volume was from routine imaging.  Our procedures in the first quarter of 2010 were as follows:  87,737 MRIs as compared with 86,284 MRIs in the first quarter of 2009; 73,122 CTs as compared with 77,886 CTs in the first quarter of 2009; 5,324 PET/CTs as compared with 5,444 PET/CTs in the first quarter of 2009; and 595,931 routine imaging exams, which include nuclear medicine, ultrasound, mammography, x-ray and all other exams, as compared with 595,702 of all these exams in the first quarter of 2009.

Net loss for the first quarter of 2010 was negative $4.1 million or negative $0.11 per share compared to a net loss of negative $842,000 or negative $0.02 per share reported for the three-month period ended March 31st, 2009, based upon a weighted average number of shares outstanding of 36.4 million and 35.9 million for those periods in 2010 and 2009, respectively. Affecting net income in the first quarter of 2010 were certain non-cash expenses and non-recurring items, including the following:  $819,000 of non-cash employee stock compensation expense resulting from the vesting of certain options and warrants; $132,000 of severance paid in connection with headcount reductions related to cost savings initiatives from previously announced acquisitions; $104,000 loss on the disposal of certain capital equipment; and $670,000 of non-cash deferred financing expense related to the amortization of financing fees paid as part of our existing credit facilities.

With regards to some specific income statement accounts, overall GAAP interest expense for the first quarter of 2010 was $10 million.  Adjusting for the non-cash impacts from items such as amortization of financing fees and accrued interest, cash interest expense was $9.3 million during the quarter.  This compares with GAAP interest expense in the first quarter of 2009 of $13 million and cash paid for interest in that period of $11 million.  For the first quarter of 2010, bad debt expense was 6.2% of our net revenue compared with an overall blended rate, also of 6.2% for the full year of 2009.

With regards to our balance sheet, as of March 31st, 2010, we had $445.8 million of total debt and we were undrawn on our $55 million revolving line of credit.  This is a decrease in our total debt of $5.5 million during the quarter and was the result of repaying notes and leases payable and adding no new debt during the quarter.  In the first quarter, we had cash capital expenditures net of asset dispositions of $12.9 million.  On October 6, 2010 – I’m sorry – on April 6, 2010, we announced the closing of our debt refinancing plan for an aggregate of $585 million.

The debt refinancing plan, including the, included the issuance of $285 million of senior secured term loans due April 6, 2016, a $100 million senior secured revolving credit facility due April 6, 2015, and $200 million in aggregate principal amount of senior unsecured notes due April 1st, 2018.  The $285 million senior secured term loan and the $100 million senior secured revolving credit facility are floating rate facilities and we may request the interest rate be based upon LIBOR, subject to a 2% LIBOR floor, plus an applicable LIBOR margin of 3.75%. The $100 million senior secured revolving credit facility was undrawn at close and the $200 million in aggregate amount of senior unsecured notes have a coupon of 10.375% and were issued at a price of 98.68%.  The obligations under the new credit facilities are guaranteed by the Company, all of our current and future wholly-owned domestic subsidiaries and certain of our affiliates.

In addition to refinancing the existing senior secured credit facilities at the time, the net proceeds of the debt refinancing plan were used to fund our previously-announced acquisition of Truxtun Medical Group in Bakersfield, California and will fund the New Jersey operating subsidiary… the acquisition of the New Jersey operating subsidiary of Health Diagnostics, which we expect to complete shortly.  In addition, the financing funded approximately $20 million of capital to the Company’s balance sheet and paid related fees and expenses of the offering.  The senior unsecured notes were offered and sold in a private placement, exempt from the registration under the Securities Act to qualified institutional buyers pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended.

I’d like now to turn the call back to Dr. Berger, who will make some closing remarks.

Dr. Howard Berger:  Thank you, Mark.  We want our shareholders to know that we remain very enthusiastic about the future of RadNet.  Our focus will be to remain prudent in how we invest the capital that has been made available to us, our strategic plan will take advantage of a market that has many opportunities for growth based on the challenging environment that all providers in our industry must try to manage through.  Due to our size, efficiencies and professional management team, this will enable RadNet to both deleverage our Company’s balance sheet, while finding the best opportunities to capitalize on the current market conditions, which will further enhance our competitive market position and generate a positive return for our investors.

Despite the challenges we faced during the first quarter, I believe the milestone events that have taken place since the 1st of January have set the stage for achieving the results as forecasted in our 2010 guidance.  First, we noted significant volume improvement in March and April, as I mentioned previously, to the extent of perhaps 25% increases in our mid-Atlantic and northeastern regions.  Second, we successfully completed our debt refinancing plan, which extended the maturity of our debt to 2015, 2016 and 2018 for our revolving credit facility, senior term loan and senior unsecured notes, respectively.  The refinancing plan materially enhances our liquidity by making a new $100 million revolving credit facility available to us for growth, by adding $20 million of cash to our balance sheet to execute further opportunities, along with the already announced acquisitions.  Third, we completed the previous announced acquisition of Truxtun Medical Group, which gives us a platform in Kern County, California from which we believe we can grow a significantly larger presence.  Finally, we completed the acquisition of certain facilities in New York and New Jersey from the bankruptcy proceedings of Sonix Medical Resources.

We will continue to pursue a disciplined approach to making capital expenditures and investments in the future.  We believe that we can maintain the high quality of medical services and access leading technology for which our centers are recognized by our patients in their respective markets, despite having lower capital expenditure in 2010 than we did in 2009 for our base business.  Our free cash flow guidance, which is a proxy for the amount of cash our operations generate after we pay our cash interest expense and make capital expenditures illustrates that we anticipate being able to make further acquisitions and/or repay senior term debt in 2010.  For the remainder of 2010, we will continue to act opportunistically to capitalize on the market consolidation and growth prospects which we believe add the most strategic significance while improving our earnings.  Moving forward, we see our balance sheet being enhanced and improved cost structure and profitability which should make it possible for us to experience strong growth, both organically and through consolidation during 2010.

On the year end conference call held in March, we discussed some of the initiatives on which we are executing to make our business more efficient, such as negotiating new maintenance and service contracts on our equipment, collecting more self-pay dollars at our centers and with in-house collection capabilities, working on cost saving corporate insurance programs, among others.  These initiatives are all moving forward and I believe they and others in the future will become increasingly important as we use them to mitigate any further reimbursement reductions or other industry financial pressures.  We still see revenues of 540 to $560 million, with an adjusted EBITDA in the range of 107 to $111 million in 2010.  Even with the previous mentioned challenges, we are pleased with how our business has performed, and we believe that, within our industry, we have the model that is best positioned to capitalize on the opportunities that will continue to arise as our industry continues its transition.

We are proud of the achievements as a provider and a public company to date and believe that the economic and service model we have built will continue to yield outstanding results for both our clients and shareholders equally.  We look forward to continue down the path that we have embarked upon with our new financing and access to capital.  There is still much to do in the way of enhanced efficiencies and expansion, which we know are in the best interest of our shareholders.  I look forward to providing all interested parties with our next update in August.

Operator, we are now ready for the question and answer portion of the call.

Operator:  The question and answer session will be conducted electronically.  If you would like to ask a question, please do so by pressing the star key, followed by the digit one on your touchtone telephone.  If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.  And once again, that is star, one.  We’ll pause for a moment.

And we’ll take our first question from Darren Lehrich with Deutsche Bank.

Brian Zimmerman:  Good morning.  I was wondering…  This is Brian Zimmerman in for Darren Lehrich.  I was wondering how you guys are looking at leverage levels in relation to consolidation opportunities in front of you?  I guess I was just curious if you think you deliver from… delever from the current levels or you stay at about the same level?

Dr. Howard Berger:  Thank you.  We continued to see the market actively pursuing consolidation and, as a result, the pipeline of potential acquisitions and opportunities that we are analyzing are all with metrics that would get us into a neutral or deleveraging position.  The previously stated range that we’re looking for, or at, is between three and four times EBITDA multiples.  The Company sees no reason for us to stretch beyond that and there is more than enough ample opportunities to provide that.  I should also note that when we do look at opportunities that are in the three to four times multiple range, that’s before any cost saving measures or other efforts that we can take after the acquisition to help further consolidate and deleverage those acquisitions is actually done.  So, overall, we would expect the vast majority of our potential acquisitions to be deleveraging from the Company’s current leverage multiple.

Brian Zimmerman:  Okay, thanks.  And then do you expect to be net income positive during the second half of 2010?

Mark Stolper:  Yes, I was just asked this recently, I think at your conference in Boston.  In the second quarter, we’re going to have a significant write-down of the deferred financing, you know, non-cash write-down, I should say, of the deferred financing costs associated with the old GE credit facilities, which is going to be sort of a… somewhere between 9 and $10 million of a non-cash hit to the second quarter.  So if you take that out of the equation, we do see getting into a net income position in the third and fourth quarters of this year.

Brian Zimmerman:  Okay.  And do you have now maybe annual guidance around that or…

Mark Stolper:  We did not release EPS guidance for 2010.

Brian Zimmerman:   Okay.  And then, my final question, I was wondering if you had any specific commentary on California trends, where, you know, weather was less of a factor?

Dr. Howard Berger:  In California, we experienced what we believe was the same phenomena that we experienced on the east coast, with a very slow ramp up in January and February.  Obviously, we didn’t have the weather conditions, but we did see what we believe was a 2 to 3% decrease in volume in California, which we believe was as we indicated in the… some of our remarks, more or less the national trend due to a variety of factors as outlined earlier.  We have seen, like the east coast, though, March and April have come back very, very strong in California, and we expect California to be a major contributor going forward for the rest of this year.

Brian Zimmerman:  All right.  Thanks a lot, guys.

Mark Stolper:  Thank you.

Operator:  And Kevin Ellich with RBC Capital Markets, please go ahead.

Kevin Ellich:  Good morning.  Just a couple of questions.  Howard, I was wondering if you had kind of a rough estimate as to what percent of the procedures that were pushed out because of weather might come back and how long that usually takes, just based off of historical pattern?

Dr. Howard Berger:  Kevin, I don’t really think… and I did try to address that a little bit in my remarks but it was probably not as clear as it could be.  The fact that we had down days, primarily in February, due to the severe weather conditions, we were down at times for three and four days in a row and it wasn’t just a matter of our facilities being closed; it was also that referring doctors and patients couldn’t get into the offices of our doctors to have the studies ordered.  It is almost as if these were holidays or that, effectively, the year has been shortened for us and those scanning days have been lost forever because the process is not one of just people who couldn’t get their scans done and then being pushed into the backlog.  It’s really patients who didn’t get their studies ordered in the first place and then once the offices were opened up again, there was a ramp up to get the patients who had deferred, or were unable to get into doctors’ offices, back into the system.

It’s important to realize that outpatient diagnostic imaging is a non-emergent procedure and patients will quite often put off an exam that they want to get done at a time when it’s convenient, unless it becomes a more urgent matter for them to get in earlier.  So in the month of February, we estimate that we lost 25% of our scanning days in the month of February due to the harsh weather conditions, primarily in Maryland and Delaware, which are two of our biggest markets on the east coast.  And as a result, those days and those scanning volume times are lost.  The patients who didn’t get their studies done will just be bled out over a period of time and given how busy our centers are in those markets, I think it will be virtually imperceptible.  So from – this is perhaps a long-winded answer – but effectively we just shortened our year by the number of days that we were closed, both due to the fact that we couldn’t scan and that there weren’t patients that could come to our offices or referring physician offices.

Kevin Ellich:  Got it.  No, that’s actually quite helpful and putting it in better context, I appreciate that.  And then I was just wondering if you guys have seen any changes in (inaudible) for mammography, given all of the kind of noise and scuttlebutt that’s out in the marketplace?

Dr. Howard Berger:  Good question.  We began to see a slowdown in mammography, which we think is a result of the report from the Commission back in, I believe it was October, October or November.  And there was a slowdown in November, December that continued into January and February.  We saw a rapid recovery, although not to the same levels that we have seen pre the Commission announcement, but there seems to be a trend back up towards the more expected volumes of mammography, although I would say it’s off slightly as compared to the high point of last year.  This probably isn’t too surprising given the fact that it’ll take some time before people realize that, like many other medical providers and other people who have opined on this in the health, in healthcare, was ill-advised and inappropriate, and I think that that process probably will take six to nine month.  But, eventually, I believe we will be seeing as much, if not more mammography in the future given the increasing risks of breast cancer and effective ways of diagnosing it.

Kevin Ellich:  Got it.  And then is there any way you can quantify, you know, how much of a slowdown you guys saw that might be based on, you know, the Commission announcement?

Dr. Howard Berger:  If I had to guess a number, I would say maybe 5%...

Kevin Ellich:  Okay.

Dr. Howard Berger:  At this point, at this point.  I think it was a bigger impact at the end of the year or the beginning of the year, but that partially is also related to the other weather conditions and whatnot.  We’ve seen here in California much less of an impact from the mammography than we did… than we have on the east coast.

Kevin Ellich:  Okay, that’s helpful.  And then just one quick question for Mark.  You know, with the renegotiation of… or even debt refinancing that you guys did, wondering, you know, if you have any advice or guidance on interest expense?

Mark Stolper:   Sure.  You know, we said from, in terms of pricing standpoint that, you know, it was nominally more expensive than the existing agreement and with respect to total cash interest expense throughout the year, we are projecting between 42 million and $47 million of cash interest expense in 2010.

Kevin Ellich:  Got it.  Okay.  Thanks, guys.

Mark Stolper:  You got it.

Operator:  And Rob Mains with Morgan Keegan, please go ahead.

Rob Mains:  Yes, thanks.  Mark, do you have the same-store number for just routine?

Mark Stolper:  Hang on a second.  Looking at our report.  Yes, routine studies were down 4.5% on a same-center basis.

Rob Mains:  Okay.  Now, I’m, you know, kind of back-of-the-enveloping this but based on the comments that you said about how business in March and April has behaved relative to where you were January, February, am I correct in surmising that you’re kind of like in the flat to maybe up a little bit range in those two months, on a same-store basis?

Mark Stolper:  On a…  You know, Rob, I haven’t done that calculation so I can’t…  I did it through March; I haven’t done it through April and we did it for the quarter so I can’t tell you with certainty right now.

Rob Mains:  Okay.  But, Howard, would you say that the strength that you saw, it’s not just in the snow areas; you also saw a rebound on the west coast as well?

Dr. Howard Berger:  Yes, the increase is not quite as dramatic, Rob, because obviously we weren’t affected as much by the weather conditions here on the west coast.  But the initial softness that we saw at the beginning of the year appears to have dissipated and our volumes are very strong here.  Part of that also is due to a number of new initiatives we have with some of the medical groups and capitation initiatives, which are continuing to drive business into our networks.

Rob Mains:  Okay.  And then I had a couple of pricing questions; one actually has to do with capitation.  One is, you know, we’ve got some Medicare pricing pressures this year, more to come next year.  Are you seeing any spillover to the commercial marketplace?  I know this one you’ve handled in the past; just want to get an update on that.  And then, second specifically, you know, the Administration seems to have the long knives out for Medicare Advantage plans and I’m wondering if on your cap agreements for MA, you’re seeing any new pricing pressures?

Dr. Howard Berger:  We haven’t seen very much in the way of pricing pressures – to answer the first part of your question, Rob – from any of the payors out here.  When I say, out here, I’m talking about at RadNet, not just the west coast.  So that follow-on and given the fact that many of our contracts are already at or below Medicare anyhow is not unexpected so this was what we really planned, that we thought there’d be very little follow-on from the Medicare cuts.  In regards to Medicare Advantage programs with our capitation, we are, as we every year are, looking at several of our capitation contracts, which we are getting perhaps as much as 2 to 3% increases in our existing capitation rates.  One…  Several of the groups are focused very much on Medicare and while we may be getting still an increase in the senior enrolment or Medicare program, it is a little bit less than the increases that we’re seeing on the commercial lives (sp?).  But overall, we continue to see increases in all of our capitation contracts but, as I mentioned, perhaps a little less so for the senior population.

Rob Mains:  Okay.

Mark Stolper:  And, Rob, I believe a lot of the Medicare Advantage pricing change begins in 2012 and it has a several-year phase-in.

Rob Mains:  Right, but…

Mark Stolper:  I’m not sure that we would see anything over the next, you know, couple, few years here, you know, in our senior life capitation contracts.  And I think what I’ll also say, if it’s further, the fact that there may be some pricing pressures on the payors doesn’t always necessarily translate to how they contract with the capitated groups and then how the capitated medical groups subcontract with us for the imaging portion.  What it does do, I believe, is make, you know, our program a much more important part for the medical groups because what we’re doing is fixing their cost and managing utilization and decreasing the costs that they would otherwise have to spend if they sent out their imaging on a fee-for-service basis.  So to the extent that the medical groups are feeling some pressure from the, you know, Medicare Advantage carriers who are, in turn, feeling the pressure from CMS pricing, I think it makes our relationship with the medical groups even that much more important.

Rob Mains:  Okay, good answer.  Thanks a lot.

Operator:  And Arthur Henderson with Jefferies, please go ahead.

Arthur Henderson:  Hi.  Thanks for taking my question.  Howard, as you think about acquisitions going forward, I know you mentioned that the Sonix acquisition’s given you a new entry point into New York; is that an area that we should to see more growth?  And what’s your sort of thoughts on Greenfield acquisition opportunity to the new markets you’re not in?

Dr. Howard Berger:  Well, the first part is, is that we’re very excited.  We think that there’s a lot of opportunities in the New York City market.  This is our first entrance into that and we’re very pleased that it was with such a prestigious institution as Maimonides Medical Center because not only do we think that that brings some very interesting opportunities for us in the Brooklyn market, it also aligns us with a very powerful radiology group at Maimonides and that we’ve already some conversations about expansion in that market.

Greenfield centers are not something that would be very high on our radar screen here.  As I’ve said before, Art, in other conference calls and conferences, that I don’t think that there, at this point, is the need for many more, if any, outpatient imaging centers.  I see the market consolidating and it’s a lot cheaper and a lot easier to enter a market through an acquisition process, particularly at the multiples that we’re seeing today that continue to be very attractive and very accretive for the Company.  So I won’t rule out an occasional Greenfield or new center if it is a strategic opportunity for us, but I would say that they would be very few and far between.

Arthur Henderson:  Okay.  That’s helpful.  And then, Mark, with respect to the guidance, I know that you’ve mentioned in your release and your remarks that some of these acquisitions that you’ve recently done are contributing to that.  Do you have any other acquisitions that are unannounced in the guidance number?

Mark Stolper:  No.

Arthur Henderson:  Okay.  And I think that’s it.  All right, thank you.

Dr. Howard Berger:  Thank you, Art.

Mark Stolper:  Thanks, Arthur.

Operator:  And Henry Rukoff (sp?) with Deutsche Bank, please go ahead.

Henry Rukoff:  Hey, guys.  Just a question on the same-store volume growth, I think, Mark, you mentioned that you’d done the numbers in March.  Just trying to get a feel for what March looks on a year-over-year basis, March and April?  I don’t think you’ve done April yet, I think you said, but how does it look year-over-year, say for March?

Mark Stolper:   You know, what I… I think Rob asked this question.  I had done the numbers for the quarter ended March but not March itself.

Henry Rukoff:  Okay.

Mark Stolper:   So I…

Henry Rukoff:  Yes, go ahead.

Mark Stolper:  I mean our feel for March is that it’s slightly better, and it was slightly better on a volumes basis than March of last year, but it did have one additional work day.

Henry Rukoff:  Okay.  Did…  On a feel, do you think you’re…  I mean, obviously… or in your guidance, are you anticipating at least flat to… flat volumes for the year still?

Mark Stolper:   Yes.

Henry Rukoff:  Okay.  And then just on the Brooklyn purchase, is that… you know, is there a dedicated relationship from Maimonides there?  And I guess what I’m trying to get at is, was that center (inaudible)… did it go into bankruptcy because of debt issues or was it because of volume issues?  And why do you feel so positive about it?

Dr. Howard Berger:  Well, the center is actually performing reasonably well and I believe that the reason it was wrapped up in the Sonix bankruptcy proceedings has to do more debt, as you’ve mentioned, Henry, as well as other operating metrics from the… from several other centers there.  Although we bought three centers out of bankruptcy, there were I think at one time a total of seven or eight centers in there, the other four or five of which we did not bid on.  But I think that the Company has long been suffering from issues with both investment into the facilities, as well as too much leverage and debt.  So the relationship with Maimonides has been there for quite some time and it has been enthusiastically embraced, both by RadNet, as well as Maimonides going forward.  We expect there to be other opportunities that will emanate from that but it is a committed relationship that we plan on strengthening and see opportunities in that Brooklyn market that I don’t believe we would have seriously considered with this… without this entry point.

Henry Rukoff:  Okay.  Thanks very much.

Mark Stolper:  Thanks, Henry.

Operator:  And Miles Highsmith with RBC Capital Markets, please go ahead.  And, Mr. Highsmith, please go ahead, your line is open.  We cannot hear you.  If you do have your mute function on, please depress it.

Mark Stolper:  Miles is shy today.  Why don’t we take the next caller?

Operator:  And Kenneth King (sp?) with Tri Credit Partners (sp?), please go ahead.

Kenneth King:  Hey, guys.  Just wanted to follow up on the guidance here, you know.  So you’re sort of maintaining the 107 to 111 and if I sort of extrapolate that and back it out, the 20.5 you did in the first quarter, it kind of implies sort of a 115 to 120 run rate.  Can you comment on if that sounds about where you guys are thinking the business is today?

Dr. Howard Berger:  I…  Well, I think another way to look at it might be that if you backed her out the first quarter and the remaining three quarters would have to generate in the neighborhood of 87 to 100 – excuse me – 87 to about 91 million of EBITDA, which would project down to, you know, somewhere around 28 to $30 million a quarter is something that we’re comfortable with at this point in time, yes.

Kenneth King:  Okay.  And then on the volume front, I noted that the MRIs were still up but that your CT took a pretty big hit.  Can you maybe talk about kind of what’s going on with the different modalities there?

Dr. Howard Berger:  Yes.  I think CT, much like the question that I answered earlier about mammography, is an issue that has been impacted by some of the reports that have come out about high radiation doses, and I believe that the… some of the payors, as well as referring physicians and patients, are perhaps a little bit more circumspect about when and how often to get CT scanning.  We find that to be not necessarily good medicine but, nonetheless, I believe it is part of the public perception at this time which has caused a slight decrease in CT scanning.

The other part of that that we see is that there’s more and more CT scanning done in emergency rooms and some of the patients that might previously come into our centers for some CT scanning may be diverted to emergency rooms for patients that have more severe or emergent needs.  So I think the combination of increasing CT volumes in the emergency rooms, as well as the lessening of the physician and consumer, or patient market for doing CTs may be part of that.  I think there’s some initiatives from the manufacturers to significantly reduce the radiation dose on CT scanners, some of which are on the new systems and some opportunities for retrofitting CT scanners to help that process, which I think, over the long haul, will have a beneficial impact.  But I believe those are the two major factors affecting CT.

The MRI growth, I think, is something that we’re just going to continue to see because of the increasing demand and benefit that MRI scanning has.

Kenneth King:  Got it.  Okay, thanks.

Operator:  And at this time, there are no further questions.  I’ll turn the call back over to Dr. Howard Berger with any closing remarks.

Dr. Howard Berger:   Okay.  Well, thank you all for participating in this morning’s conference call.  Again, I would like to take the opportunity to thank all of our shareholders for their continued support and the employees of RadNet for their dedication and hard work.  We will continue to endeavor to be a market leader that provides great services with an appropriate return on investment for all shareholders.  Thank you for your time today and I look forward to our August second quarter call.  Thank you.

Operator:  And that does conclude our conference for today.  Thank you for your participation.